Exhibit 10.3
MPLX LP
Executive Change in Control Severance Benefits Plan

Effective October 26, 2017 (the “Effective Date”)

1. Overview and Purpose of the Plan; No Duplication of Benefits.
This Executive Severance Benefits Plan Relating To A Partnership Change In Control (this “Plan”) has been adopted by the board of directors (the “MPLX GP Board”) of MPLX GP LLC, a Delaware limited liability company (the “General Partner”) on behalf of MPLX LP, a Delaware limited partnership (the “Partnership”), and by the board of directors (the “Corporation Board”) of Marathon Petroleum Corporation, a Delaware corporation (the “Corporation”) with the intent that it become effective as of the Effective Date. The purpose of the Plan is to recognize the contributions of the senior executives who provide services to the Corporation or the Partnership and to assure the continued provision of services by these senior executives.
Although no Partnership Change in Control is under consideration as of the Effective Date, the Corporation and the General Partner recognize that the possibility of a Partnership Change in Control may exist in the future and that such possibility, and the uncertainty and questions which it may raise among senior executives, may result in the departure or distraction of senior executives to the detriment of the Corporation and the Partnership and their respective equityholders.
Accordingly, the Corporation and the General Partner have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the senior executives who provide services to the Corporation or the Partnership and their subsidiaries and affiliates to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Partnership Change in Control.
In order to induce senior executives to remain in service with the Corporation or the Partnership through a Partnership Change in Control, this Plan is established with the intent that it operate as a companion plan to the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (as it may be amended from time to time, the “MPC Severance Benefits Plan”). It is expressly intended that this Plan shall not result in a duplication of benefits in the event an Employee (as defined below) would be eligible to receive benefits under both this Plan and the MPC Severance Benefits Plan. Therefore, in such event, notwithstanding any provision of this Plan to the contrary, the Employee shall receive the greater of the benefits provided under this Plan and the benefits provided under the MPC Severance Benefits Plan, but shall not receive benefits under both plans, provided, however, that an Employee may receive payments or vesting entitlements with respect to Partnership Equity Awards (as defined below) under this Plan in addition to any benefits to which such Employee may be entitled under the MPC Severance Benefits Plan.
2. Definitions.
As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):
Cause: means a Separation from Service of the Employee by the Corporation or the Partnership or one of their subsidiaries or affiliates upon (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Employee has not substantially performed his or her duties, and the Employee has failed to resume substantial performance of his or her duties on a continuous basis within 14 days of receiving such demand, as determined in the sole discretion of the Corporation Board or its delegate, (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Corporation, the Partnership or any of their subsidiaries or affiliates, monetarily or otherwise, as determined in the sole discretion of the Corporation Board or its delegate, or (iii) the Employee’s conviction of a felony or conviction of a misdemeanor which impairs the Employee’s ability substantially to perform his or her duties, as determined in the sole discretion of the Corporation Board or its delegate. For purposes of Cause, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation, the Partnership or their subsidiaries and affiliates.
Corporation Equity Awards: means options, stock appreciation rights, stock awards, restricted stock unit, restricted stock awards, performance award or any other equity or equity-based awards granted to the Employee under any option or incentive plan of the Corporation.
Disability: means either (i) a condition that renders the Employee wholly and continuously disabled for a period of at least two years, to the extent that the Employee is unable to engage in any occupation or perform any work for gainful compensation or profit for which he or she is, or may become, reasonably qualified by education, training or experience, or (ii) a condition for which the Employee has obtained a Social Security Administration determination of disability. If a Disability constitutes a payment event with respect to any benefit granted hereunder which provides for the deferral of compensation and is subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), then, to the extent required to comply with Section 409A of the Code, the Employee must also be considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
Employee: means senior executives who provide services to the Partnership, the Corporation or any of their respective subsidiaries or affiliates and who are administratively classified by the Partnership, the Corporation, or any of their respective subsidiaries or affiliates in salary grade 88 or higher.
Exchange Act: means the Securities Exchange Act of 1934, as amended.
Good Reason: means a Separation from Service by the Employee within ninety days after any of the following events, unless the Employee consents to the applicable event: (i) a material diminution in the Employee’s base compensation, (ii) a material diminution in the Employee’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, (iv) a forced relocation of Employee’s principal place of employment to a location more than 50 miles from the Employee’s then-current principal place of employment, or (v) a material breach by the Corporation or the Partnership or one of their subsidiaries or affiliates of the agreement under which the Employee provides services. Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Employee has: (A) provided the Corporation, the Partnership or the applicable subsidiary or affiliate, within sixty days of Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason and (B) provided the Corporation, the Partnership or the applicable subsidiary or affiliate with an opportunity to cure the same within thirty days after the receipt of such notice.
MPLX ICP: means the MPLX LP 2012 Incentive Compensation Plan, or any successor plan.

Partnership Change in Control: shall be deemed to have occurred upon one or more of the following events:
(i)        any Person, other than the Corporation, the General Partner or an affiliate of the Corporation or the General Partner (as determined immediately prior to such event), shall become the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the combined voting power of the equity interests in the General Partner or the Partnership;
(ii)    the sale or other disposition by either the General Partner or the Partnership of all or substantially all of the General Partner’s or the Partnership’s assets, respectively, in one or more transactions to any Person other than the Corporation, the General Partner, the Partnership or an affiliate thereof;
(iii)    a transaction resulting in a Person other than the Corporation, the General Partner or an affiliate thereof (as determined immediately prior to such event) being the sole general partner of the Partnership; or
(iv)    a Change in Control as defined in the MPC Severance Benefits Plan.
Partnership Equity Awards: means options, unit awards, phantom units, restricted units, unit appreciation rights, distribution equivalent rights, performance units, profits interest units, or any other equity or equity-based awards granted to the Employee under any option or incentive plan of the Partnership, including, but not limited to, the MPLX ICP.
Person: shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
Potential Partnership Change in Control Period: means the period (A) beginning on the date that either (i) the Corporation or one of its affiliates (including the General Partner or the Partnership) enters into an agreement, the consummation of which would result in a Partnership Change in Control, or (ii) the Corporation Board and the MPLX GP Board have each adopted a resolution to the effect that a potential Partnership Change in Control has occurred, and (B) ending on the date of either, (x) the consummation of the Partnership Change in Control or (y) the Corporation Board and the MPLX GP Board have each adopted a resolution in good faith that the risk of a Partnership Change in Control has terminated.
Qualified Termination: An Employee has a Qualified Termination if he or she Separates from Service to all of the Partnership, the General Partner and the Corporation (and their affiliates) within two years after the date of a Partnership Change in Control unless such Separation from Service is (i) due to death or Disability, (ii) by the Corporation, the General Partner or the Partnership (or their applicable affiliate) for Cause, (iii) by the Employee other than for Good Reason or (iv) on or after the date that the Employee attains age sixty-five. If an Employee Separates from Service to all of the Partnership, the General Partner and the Corporation (and their affiliates) prior to a Partnership Change in Control and such Separation from Service is other than (w) due to death or Disability, (x) by the Corporation, the General Partner or the Partnership (or their applicable affiliate) for Cause, (y) by the Employee other than for Good Reason or (z) on or after the date that the Employee attains age sixty-five, the Employee will be deemed to have a Qualified Termination prior to a Partnership Change in Control so long as the Employee reasonably demonstrates that such Separation from Service (I) was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Partnership Change in Control or (II) occurs during a Potential Partnership Change in Control Period. Notwithstanding any provision of this Plan to the contrary, an Employee shall not be deemed to have a Qualified Termination if any of the following has occurred: (A) the Corporation Board determines in good faith that the Partnership Change in Control was not a material factor underlying the reason for the Employee’s Separation from Service, (B) the Employee commences or continues in service with any of the Partnership, the General Partner or the Corporation (or any of their affiliates) following the Partnership Change in Control or commences service with any applicable buyer or successor entity and, in any such case is not terminated without Cause and does not resign from such service for Good Reason within two years following the Partnership Change in Control, or (C) the Employee receives an Qualifying Offer in connection with the Partnership Change in Control.
Qualifying Offer: means a bona fide offer to commence or continue employment with the General Partner, the Partnership or any applicable buyer or successor entity (or any affiliate thereof) that contains the following terms:
(i)        an annualized rate of base salary (as increased to incorporate the Employee’s foreign service premium, if any) as in effect immediately prior to the Partnership Change in Control;
(ii)     a position that is substantially comparable or greater to the position in which the Employee served immediately prior to the Partnership Change in Control and that would not reasonably be expected to result in the assignment to the Employee of duties materially inconsistent with his or her position immediately prior to the Partnership Change in Control or a material reduction or alteration in the nature of the Employee’s duties or responsibilities from those in effect immediately prior to the Partnership Change in Control;
(iii)     employee benefits and short- and long-term incentive compensation opportunities that provide overall value in the aggregate that is comparable to the employee benefits and short- and long-term incentive compensation opportunities provided to the Employee immediately prior to the Partnership Change in Control;
(iv)    severance benefits in the event of an involuntary termination or an event constituting Good Reason during the first two years following the Partnership Change in Control that are at least comparable to the severance benefits described in Section 3 of this Plan; and
(v)     a location of employment that is within 50 miles of the location where the Employee was based immediately prior to the Partnership Change in Control.
Separation Date: means the date that an Employee has a Separation from Service.
Separation from Service or Separate from Service: Separation from Service shall have the same meaning as set forth under Code Section 409A.
3. Severance Benefits.
a. Qualified Termination. If an Employee has a Qualified Termination, he or she shall be entitled to the following benefits:
(i) Accrued Compensation and Benefits. The Employee shall be entitled to receive:
(A) the Employee’s base salary accrued through the Separation Date to the extent not theretofore provided;

(B) a lump sum cash amount equal to the value of the Employee’s unused vacation days accrued through the Separation Date; and
(C) the Employee’s normal post-termination compensation and benefits under the retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Separation Date in which Employee participates, which shall be paid at the time or times indicated pursuant to the terms of the plans or arrangements providing for such benefits.
(ii) Lump Sum Severance Payment. The Employee shall be entitled to receive a severance payment in the form of a cash lump sum distribution equal to the Employee’s Current Annual Compensation (as defined below) multiplied times three; provided, however, that if the Employee attains age sixty-five within three years of the Separation Date, the Employee’s benefit will be limited to a pro rata portion of such benefit based on a fraction equal to the number of full and partial months existing between the Separation Date and the Employee’s sixty-fifth (sixty-fifth) birthday divided by thirty-six months. For purposes of this paragraph, the term “Current Annual Compensation” shall mean the sum of (a) the Employee’s annualized base salary in effect immediately prior to the occurrence of the circumstances giving rise to such Separation from Service or, if higher, immediately prior to the Partnership Change in Control, and (b) an amount equal to the highest annual bonus awarded to the Employee, if any, under any annual bonus plan of the Corporation, the Partnership or any of their subsidiaries, affiliates or predecessors in the three (3) years immediately preceding the Separation Date or, if higher, in the three (3) years immediately preceding the Partnership Change in Control.
(iii) Supplemental Retirement Benefit & Supplemental Savings Benefit. The Employee shall be entitled to receive an amount that is equivalent to the Supplemental Retirement Benefit and the Supplemental Savings Benefit, as such terms are defined in the MPC Severance Benefits Plan, under the same payment form, terms and conditions as set forth in the MPC Severance Benefits Plan, except that the term “Applicable Event,” as used in the MPC Severance Benefits Plan shall be interpreted in determining the benefit under this paragraph (iii) as meaning a Partnership Change in Control.
(iv) Continuation of Welfare Benefits. Subject to the benefits offset described below, the Employee will be entitled to life and health insurance benefits during the Welfare Continuation Period (as defined below) that are comparable to those which are provided to active employees who participate in such welfare benefit plans. These benefits will be provided at a cost to the Employee that is no greater than the amount paid for such benefits by active employees who participate in such welfare benefit plan. The “Welfare Continuation Period” extends from the Separation Date for a period of thirty-six months, or, if earlier, until the Employee attains age sixty-five. The benefits otherwise receivable by the Employee pursuant to this paragraph (iv) shall be reduced to the extent comparable benefits are actually received by the Employee during the Welfare Continuation Period. For purposes of complying with the terms of this offset, the Employee is obligated to report the amount of any such benefits actually received. To the extent permitted by applicable law, the period of time during which the Employee is receiving coverage during the Welfare Continuation Period shall run concurrently with the coverage continuation period federally mandated under the Consolidated Omnibus Budget Reconciliation Act (or similar state law). Notwithstanding the foregoing, if benefits provided under this paragraph (iv) would violate the nondiscrimination rules applicable to health insurance benefits, or would result in penalties to the Corporation, the Corporation shall reform this paragraph (iv) in a manner as is necessary to comply with the nondiscrimination rules and avoid any such penalties.

(v) Retiree Medical and Life Benefits. The Employee shall be entitled to benefits that are equivalent to the Retiree Medical and Life Benefit, as set forth in Section 3(d)(iv) in the MPC Severance Benefits Plan.
b. Timing. Except as otherwise specifically stated herein or in the relevant provisions of the MPC Severance Benefits Plan that are referenced herein, the payments provided for in this Section 3 shall be made not later than thirty days following the Separation Date. Notwithstanding any provision of the Plan to the contrary, if the Employee is a “specified employee” as determined in accordance with established policy, any payments of deferred compensation within the meaning of Section 409A of the Code payable to the Employee as a result of the Employee’s Separation from Service which would otherwise be paid within six months of his or her Separation from Service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s Separation Date or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. Each payment described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code. The Corporation shall also pay to the Employee all legal fees and expenses incurred by the Employee, as such legal fees and expenses are incurred but no later than the end of the calendar year after such fees and expenses were incurred, as a result of Separation from Service (including all such fees and expenses, if any, incurred in contesting or disputing any such Separation from Service or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) or otherwise.
c. Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Employee as the result of employment by another employer, including self-employment, after the Separation Date, or otherwise.
4. Incentive Awards.
a. General. This Section 4 shall not delay the vesting of any Corporation Equity Awards or Partnership Equity Awards past the date when such awards would, by their terms, have become vested. However, this Section 4 provides for accelerated vesting of awards which, by their terms, would not become vested upon a Qualified Termination or Partnership Change in Control. In addition, to the extent required for compliance with the requirements of Code Section 409A, this Section 4 shall delay the settlement of such awards, as set forth in Section 4(d) below, if such awards would have been settled upon a Qualified Termination. Also, nothing in this Plan is intended to limit any change in control-related benefit that may be provided under the terms of any applicable award agreement or plan, and, to the extent that the provisions of any plan or award agreement pursuant to which a Corporation Equity Award or Partnership Equity Award was granted provide a benefit that is more valuable to the Employee than the terms of this Plan, the terms of such other plan or the applicable award agreement shall control. The terms of this Section 4 regarding vesting and settlement of awards upon a Qualified Termination or Partnership Change in Control, as applicable, shall be considered an integral term of such awards but shall not prevent such award from being distributed upon any earlier distribution event which is provided for under the applicable award agreement or plan.
b. Partnership Equity Awards. The following Employees (and only the following Employees) shall be entitled to receive benefits under this Section 4(b): (i) Employees who incur a Qualified Termination or who Separate from Service with all of the Partnership, the General Partner and any applicable buyer or successor entity within two years after the Partnership Change in

Control under circumstances that would have resulted in a Qualified Termination had such separation occurred at the time of the Partnership Change in Control and (ii) Employees who remain in service with the Corporation (and its affiliates) following the Partnership Change in Control (i.e., Employees who do not incur a Qualified Termination but cease, as a result of the Partnership Change in Control, to provide services with respect to the Partnership). Upon an Employee becoming eligible for benefits under this Section 4(b), the following shall apply:
(i) Time-Based Awards. All Partnership Equity Awards that vest based solely upon the passage of time will become vested and exercisable and shall remain so exercisable throughout their entire original terms, if applicable, and any restrictions then in force shall immediately lapse.
(ii) Performance-Based Awards. All Partnership Equity Awards that vest based on the attainment of performance goals will become vested as to the entire (i.e., non pro-rated) award, with the applicable performance determinations made as provided in this paragraph. The performance period for such awards shall be bifurcated into a pro-rated award for the period prior to the Partnership Change in Control (the “Pre-CiC Period”) and a pro-rated award for the period after the Partnership Change in Control (the “Post-CiC Period”), in each case based on the number of days in the performance period elapsed prior to the Partnership Change in Control. With respect to the pro-rated portion of the award attributable to the Pre-CIC Period, the award shall vest at the level determined based on actual performance during the Pre-CiC Period. With respect to the pro-rated portion of the award attributable to the Post-CIC Period, the award shall vest assuming all performance goals and other criteria or conditions applicable to the award were satisfied at the target levels. Notwithstanding the foregoing provisions of this Section 4(b)(ii), if an Employee incurs a Qualified Termination during a Potential Partnership Change in Control Period and a Partnership Change in Control does not occur before March 15 of the year following the year in which the Qualified Termination occurs, the Partnership Equity Awards that vest based on the attainment of performance goals will vest at the target level as to the entire award.
For the avoidance of doubt, in no event will benefits be provided more than once under this Section 4(b). In addition, to the extent that immediate settlement of vested outstanding Partnership Equity Awards that are treated as non-qualified deferred compensation under Section 409A of the Code would result in an adverse tax consequence to an Employee under Section 409A of the Code, then such outstanding awards will (subject to Section 4(d)) be settled upon the earliest to occur of (i) the date on which a change in ownership or change in effective control for purposes of Section 409A of the Code occurs and the Employee has a Separation from Service in connection with such change of control, or (ii) the date on which the award would have been settled absent a Partnership Change in Control.
c. Corporation Equity Awards. The following Employees (and only the following Employees) shall be entitled to receive benefits under this Section 4(c): (i) Employees who incur a Qualified Termination, and (ii) Employees who remain in or commence service with the Partnership, the General Partner or any applicable buyer or successor entity (or any of their affiliates) following the Partnership Change in Control (i.e., Employees who do not incur a Qualified Termination but cease, as a result of the Partnership Change in Control, to provide services with respect to the Corporation).
Upon an Employee becoming eligible for benefits under this Section 4(c), all Corporation Equity Awards will become vested and exercisable and shall remain so exercisable throughout their entire original terms, if applicable, and any restrictions then in force shall immediately lapse, provided, however, that the vesting of any Corporation Equity Awards that otherwise would vest based on the attainment of performance goals shall remain subject to the attainment of applicable performance goals at the end of the regularly scheduled performance period, unless otherwise determined by the applicable plan administrator for such awards.
For the avoidance of doubt, in no event will benefits be provided more than once under this Section 4(c). In addition, to the extent that immediate settlement of vested outstanding Corporation Equity Awards that are treated as non-qualified deferred compensation under Section 409A of the Code would result in an adverse tax consequence to an Employee under Section 409A of the Code, then such outstanding awards will (subject to Section 4(d)) be settled upon the earliest to occur of (i) the date on which a change in ownership or change in effective control for purposes of Section 409A of the Code occurs and the Employee has a Separation from Service in connection with such change of control, or (ii) the date on which the award would have been settled absent a Partnership Change in Control.
d. Settlement of Deferred Compensation Awards. Notwithstanding any provision of the Plan or the applicable award agreement to the contrary, if the Employee is a “specified employee” as determined in accordance with established policy, any settlement of awards described in this Section 4 which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Employee as a result of the Employee’s Separation from Service (other than as a result of death) and which would otherwise be paid within six months of the Employee’s Separation Date shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s Separation Date or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. Each payment described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.
5. Successors; Binding Plan.
a. Successors. The General Partner and the Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their respective business or assets to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation or the General Partner would be required to perform it if no such succession had taken place.
b. Representatives or Heirs of Employee. This Plan shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Employee’s estate.
6. Miscellaneous.
a. Jurisdiction. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware.
b. Separation Agreement. As a condition of payment under this Plan, the Corporation may also require, at its discretion, the Employee to execute a separation agreement becoming effective and irrevocable within forty-five days (or if longer, the minimum number of days required by applicable law) following the Separation Date, which will include, without limitation: (i) a release of claims in favor of the Corporation, the General Partner, the Partnership, and all of their affiliates’ directors, officers, employees and employee benefit plans; (ii) non-solicitation, non-disparagement, confidentiality and further cooperation provisions; and (iii) non-competition provisions no more restrictive than the Corporation’s form of non-compete agreement. To the extent required by Section

409A of the Code, if the period during which the Employee has to execute the separation agreement spans two calendar years, any payment under this Plan shall be paid (or commence) in the second calendar year.
7. Validity.
The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
8. Counterparts.
This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
9. Claims and Arbitration.
Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his or her right to be paid until the Separation Date during the pendency of any dispute or controversy arising under or in connection with this Plan. Any such arbitration shall be held in Findlay, Ohio.
10. Plan Amendment and Termination.
The Corporation and the General Partner may at any time amend or terminate this Plan, provided that, for a period of two (2) years following a Partnership Change in Control, the Plan may not be amended in a manner adverse to an Employee with respect to that Partnership Change in Control. Any amendment or termination shall be set out in an instrument in writing and executed by an appropriate officer.
11. Entire Plan.
Except as specifically modified, waived or discharged in an individual agreement between an Employee and the Corporation or the General Partner (or one of their affiliates), as applicable, or as specifically provided under the terms of this Plan, this Plan supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Plan.

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IN WITNESS WHEREOF, the Corporation and the General Partner have each caused its name to be hereunto subscribed by an authorized officer as further evidence of the adoption of this Plan by the Corporation Board and the MPLX GP Board.

MARATHON PETROLEUM CORPORATION

/s/ David R. Sauber
By: Its:

MPLX GP LLC

/s/ Gary R. Heminger
By: Its: